Exhibit 10.14

August 9, 2016

Diego Cadavid, M.D.

[**]

Re:          Offer of Employment

Dear Diego,

Fulcrum Therapeutics, Inc.  (the “Company’’) is pleased to confirm its offer to employ you as Vice President, Clinical Development.  As Vice President, clinical development, you will report into Robert Gould, PhD, President and Chief Executive Officer.  Your effective date of hire as a regular, full-time employee (the ‘‘Start Date”) will be September 6, 2016.  Your normal place of work will be at the Company’s offices in Cambridge, MA.

Your compensation for this position will be at the rate of $330,000 a year, payable in accordance with the Company’s normal pay schedule, which the Company currently expects will be bi-weekly.  All payments are subject to legally required tax withholdings.  It is expected that, when an annual bonus program is approved by the Board of Directors, you will be eligible for a target bonus at 25% of your annual compensation, based upon the achievement of corporate and individual goals, as agreed by the Board of Directors.  You will be eligible to participate each year in any annual bonus plan adopted by the Company and the Company, subject to financial business, and other circumstances and factors.

In addition, the Company will provide you with a one-time sign-on bonus of $150,000 which will be paid to you in two installments.  You will receive the first payment of $125,000 during your first month of employment and it will be subject to customary deductions and withholdings as required by law.  You will receive the second payment of $25,000 upon the first anniversary of your Start Date with the Company.   Should you voluntarily leave the Company, other than for death or disability, within 12 months of receiving either payment, you will be obligated to return the gross amount of the payment to the company within 30 Days of your departure date.

After Series A funding, you will be issued either a stock option or restricted stock grant for 400,000 shares of Fulcrum Therapeutics, Inc.  common stock (the “Shares”), subject to approval of the Company’s Board of Directors, at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant or issuance, subject to the standard terms and conditions of Fulcrum Therapeutics, Inc.  Stock Incentive Plan and form of stock option or restricted stock agreement, including vesting, subject to continued employment.  The Shares shall vest over four years at the rate of 25% on the first anniversary of the commencement date of your employment and an additional 6.25% per quarter for the next twelve successive quarters of employment when, after four full years of employment, the Shares will be fully vested.  The Share grant will be brought to the Board of Directors for approval soon after you begin employment with the Company.

The Company will offer a comprehensive benefits program and you will be eligible to participate in the program to the extent that the company establishes them soon after the completion of the Series A financing.  You will accrue 15 paid vacation days each year for the first 5 years of service and receive 12 paid holidays annually in accordance with the company holiday schedule.

It is understood and agreed that that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you except for your salary through the last day of your employment plus any then accrued but unused vacation.

Enclosed is a ‘‘Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement” (the ‘‘Employee Agreement”).  This offer of employment is conditioned on your willingness to enter into and abide by the terms of the Employee Agreement, the terms of which are incorporated into this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form I-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This offer letter and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  Neither this offer letter nor the Employee Agreement may be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although, consistent with your at-will employment, your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than August 10, 2016.  You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy of this letter and the Employee Agreement to Susan O’Connor at [**]

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Robert Gould

Robert Gould
President and Chief Executive Officer
Fulcrum Therapeutics, Inc.

Accepted and Agreed:

/s/ Diego Cadavid

Diego Cadavid, M.D.

Date 10 August 2016